Exhibit 99.1

N E W S R E L E A S E	Cinergy Corp.
139 East Fourth Street
P.O. Box 960
Cincinnati, OH 45201-0960

News contact:	Steve Brash 513-287-2226 (w) 513-543-7489 (c)
Angeline Protogere 317-838-1338 (w) 317-367-3306 (p)

Investor contact:	Brad Arnett 513-287-3024

Website:	www.cinergy.com

FOR IMMEDIATE RELEASE — July 28, 2005

CINERGY REPORTS SECOND QUARTER EARNINGS

Webcast of Analyst Conference Call Scheduled Today for 9:00 a.m. EDT on Cinergy.com

CINCINNATI — Cinergy Corp. (NYSE:CIN) today reported net income for the second quarter of 2005 of $51 million, or $0.25 per share on a diluted basis, compared with net income of $59 million, or $0.32 per share on a diluted basis in the second quarter of 2004.

Earnings for the second quarter of 2005 were negatively impacted by ($0.04) per share resulting from the recognition of unrealized mark-to-market losses on gas, fuel and power contracts that hedge gas storage and generation assets.  These contracts, which are economic hedges, do not meet the accounting requirements to qualify for accrual accounting.   Earnings for the quarter were also reduced by ($0.07) per share for severance payments and certain costs incurred in connection with the proposed merger with Duke Energy announced in May 2005.

Excluding these impacts, adjusted earnings for the second quarter of 2005 were $0.36 per share, compared with $0.43 per share for the second quarter of 2004.  In 2004, earnings were impacted in the second quarter by losses from similar unrealized mark-to-market adjustments of ($0.02) per share and by charges of ($0.09) per share for implementation costs relating to the company’s “CIN-10” continuous improvement initiative, costs associated with exiting a non-regulated energy service and the write-down of certain investments.

Cinergy uses adjusted earnings internally for analysis of performance and for reporting results to the Board of Directors to provide a more meaningful representation of Cinergy’s fundamental earnings power.  The company also uses adjusted earnings when communicating its earnings outlook to analysts and investors.

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“While results from our regulated businesses and our other core electric generation activities continue to meet our expectations, we are disappointed with this quarter’s results from our commercial gas operations,” said James E. Rogers, chairman, president and chief executive officer.  “Our commercial gas group has consistently contributed to earnings over the last few years, and we’re taking the necessary steps to restore their contribution in the future.  Michael J. Cyrus, formerly executive vice president and chief executive officer of the Regulated Businesses, has returned to the leadership of the Commercial Businesses, where he successfully grew the power and gas commercial businesses for Cinergy from 2000 through the first half of 2004.”

“Our commercial gas group clearly missed our expectations this quarter,” said Cyrus. “We’re moving quickly to restore the success of this business by making necessary organizational changes, attacking operating costs by consolidating support functions and again executing on our strengths in the physical and financial markets.”

Unaudited consolidated statements of income for the quarter and year-to-date ended June 30, 2005 and 2004, and unaudited consolidated balance sheets as of June 30, 2005 and December 31, 2004 can be found on Schedules 1 and 2 of this release.  Reconciliations of items included in GAAP earnings but excluded from adjusted earnings can be found on Schedules 3 and 4 of this release.

Business Segment Results

The Commercial Businesses segment reported adjusted earnings of $0.09 per share in the second quarter of 2005 compared with adjusted earnings of $0.23 per share in the same period of 2004. The segment realized a ($0.13) per share decrease from its gas marketing, trading and origination activities.  Increases in fuel costs that are not yet reflected in the prices charged to residential and non-retail customers and increases in operation and maintenance expenses further reduced earnings by a combined ($0.05) per share.  Higher margins realized from generation assets serving Ohio commercial and industrial customers and higher margins from portfolio optimization activities partially offset these decreases.

Second quarter adjusted earnings from the Regulated Businesses segment were $0.27 per share in 2005, compared with $0.22 per share from a year earlier.  The increase in earnings was primarily due to an increase in electric gross margins resulting from the electric rate increase approved for PSI Energy, Inc in May 2004.  Partially offsetting the increased margins was increased operation and maintenance expenses, higher financing costs, dilution and higher depreciation expense, which resulted from increased plant in service and higher depreciation rates associated with PSI’s electric rate increase.

Adjusted earnings for the Power Technology and Infrastructure Services segment were flat (or $0.00 per share) for the second quarter of 2005, as compared to a ($0.02) per share loss from the prior year.

Complete details of second quarter and year-to-date 2005 results compared to 2004 can be found on Schedules 5 through 8 of this release.

Earnings Guidance

After taking into consideration the results from the commercial gas business during the quarter and the prospects for that business during the remainder of the year, the company is lowering its previously issued earnings guidance for 2005 to a range of $2.50 to $2.65 per share on an adjusted basis.  With regard to 2006, Cinergy is evaluating the ongoing earnings contribution of the commercial gas operations as well as other items in the context of completing its normal budgeting process.  Until that process is concluded and the company issues updated 2006 guidance, the company’s preliminary 2006 earnings estimate previously provided is no longer applicable.

The company’s earnings guidance is based on adjusted earnings.  The corresponding GAAP equivalent for 2005 earnings guidance is $2.27 to $2.42 per share.

Other Activities

In May, Cinergy announced that it had reached a definitive merger agreement with Duke Energy to create an energy company with approximately $36 billion in market capitalization and 5.4 million retail customers.  Under the merger agreement, each common share of Cinergy will be converted to 1.56 shares of Duke Energy upon closing of the merger.  The companies also began the process of filing merger review proceedings in the five states served by their regulated subsidiaries and at the federal level.  The approvals are expected to be received in the summer of 2006.

Cinergy’s operating companies, PSI Energy and The Cincinnati Gas & Electric Co., announced that they had signed a definitive agreement with subsidiaries of Allegheny Energy, Inc., to acquire the 512-megawatt Wheatland generating facility for approximately $100 million.  Located in Knox County, Indiana, Wheatland’s natural gas-fired output will be used to bolster the reserve margins on the PSI and/or CG&E systems.  Regulatory approvals or clearances have been received from the Federal Energy Regulatory Commission and the U.S. Justice Department, and other regulatory approvals are pending. The transaction is expected to close in the third quarter of 2005.

Cinergy Corp. has a balanced, integrated portfolio consisting of two core businesses: regulated operations and commercial businesses. Cinergy’s regulated public utilities in Ohio, Indiana, and Kentucky serve 1.5 million electric customers and about 500,000 gas customers. In addition, its Indiana regulated company owns 7,000 megawatts of generation. Cinergy’s competitive commercial businesses have 6,300 megawatts of generating capacity with a profitable balance of stable existing customer portfolios, new customer origination, marketing and trading, and industrial-site cogeneration.  Cinergy’s integrated businesses make it a Midwest leader in providing both low-cost generation and reliable electric and gas service.

Forward-Looking Statements

This document includes statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed mergers and Restructuring Transactions, integration plans and expected synergies, anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Duke and Cinergy. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, (1) the companies may be unable to obtain shareholder approvals required for the transaction; (2) the companies may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on the combined company or cause the companies to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) problems may arise in successfully integrating the businesses of the companies, which may result in the combined company not operating as effectively and efficiently as expected; (5) the combined company may be unable to achieve cost-cutting synergies or it may take longer than expected to achieve those synergies; (6) the transaction may involve unexpected costs or unexpected liabilities, or the effects of purchase accounting may be different from the companies’ expectations; (7) the credit ratings of the combined company or its subsidiaries may be different from what the companies expect; (8) the businesses of the companies may suffer as a result of uncertainty surrounding the transaction; (9) the industry may be subject to future regulatory or legislative actions that could adversely affect the companies; and (10) the companies may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Duke and Cinergy are set forth in their respective filings with the Securities and Exchange Commission (“SEC”), which are available at www.duke-energy.com/investors and www.cinergy.com/investors, respectively. Duke and Cinergy undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed transaction, a registration statement of Duke Energy Holding Corp., which includes a joint proxy statement of Duke and Cinergy, and other materials has been filed with the SEC on July 1, 2005. WE URGE INVESTORS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT AND THESE OTHER MATERIALS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT DUKE, CINERGY, DUKE ENERGY HOLDING CORP., AND THE PROPOSED TRANSACTION. Investors may obtain free copies of the registration statement and proxy statement as well as other filed documents containing information about Duke and Cinergy at http://www.sec.gov, the SEC’s website. Free copies of Duke’s SEC filings are also available on Duke’s website at www.duke-energy.com/investors, and free copies of Cinergy’s SEC filings are also available on Cinergy’s website at www.cinergy.com/investors.

Participants in the Solicitation

Duke, Cinergy and their respective executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Duke’s or Cinergy’s stockholders with respect to the proposed transaction. Information regarding the officers and directors of Duke is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on March 31, 2005. Information regarding the officers and directors of Cinergy is included in its definitive proxy statement for its 2005 Annual Meeting filed with the SEC on March 28, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, will be set forth in the registration statement and proxy statement and other materials to be filed with the SEC in connection with the proposed transaction.